EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-135402 on Form S-8 and Registration Statement No. 333-158376 on Form S-3 of our report dated April 15, 2010 relating to the consolidated financial statements of First Federal Bancshares of Arkansas, Inc. which includes an explanatory paragraph regarding the Company’s ability to continue as a going concern, appearing in this Annual Report on Form 10-K of First Federal Bancshares of Arkansas, Inc. for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP
Little Rock, AR
March 15, 2011